Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Investor Relations	Media Relations
John Vincenzo	Joseph Vukson
508.323.1260	508.323.1228
john_vincenzo@3com.com	joseph_vukson@3com.com
3COM REPORTS FIRST QUARTER FISCAL YEAR 2007 RESULTS
Delivers Double Digit Year-over-Year Revenue Growth;
Continues Year-over-Year and Sequential Improvements in Bottom-Line Performance
First Quarter Highlights
•	GAAP loss per share was $0.04 in the first quarter, improved from an $0.11 loss per share in the prior-year quarter; and

•	GAAP revenue for the first quarter was $300 million, a 69 percent increase over the prior-year quarter due primarily to the inclusion of Huawei-3Com results in the current period; and a 16 percent increase over the prior year quarter’s non-GAAP pro forma revenue, assuming the consolidation of Huawei-3Com from the beginning of the period.
MARLBOROUGH, MASS. — September 21, 2006 — 3Com Corporation (NASDAQ: COMS) today reported consolidated financial results for its first quarter-ended September 1, 2006, including a full three months of results from its majority-owned joint-venture Huawei-3Com (H-3C). This quarter marks the first time 3Com results include the impact of adopting FAS 123 (R). 3Com also reports segment results for two operating segments, Secure, Converged Networking (SCN) and H-3C.

Revenue
     Generally Accepted Accounting Principles (GAAP) revenue for the first quarter of fiscal 2007 was $300 million, a 69 percent increase compared to same period in fiscal 2006. This growth is primarily the result of the inclusion of H-3C revenue in the current period offset, in part, by a decline in revenue from the SCN segment. Compared to non-GAAP pro forma revenue for the prior-year period, which includes the results of H-3C as if consolidated from the beginning of the period, 3Com’s revenue grew 16 percent. This increase was principally due to growth in H-3C revenue, offset in part by a decline in the SCN segment.
Gross Profit, Operating Expense and Operating Loss — GAAP Basis
     3Com’s gross profit for the first quarter of fiscal 2007 was $136 million, or 46 percent of revenue, which is a six percentage point improvement compared to the prior-year quarter, driven primarily by the inclusion of H-3C results in the current period results. First quarter fiscal 2007 operating expenses were $157 million, resulting in an operating loss of $21 million. This compares to a $47 million operating loss in the first quarter of fiscal 2006. The $26 million improvement comprises $14 million due to reduced operating loss in the SCN segment and $12 million of operating income from H-3C’s results.
Non-GAAP Operating Loss1
     The first quarter fiscal 2007 non-GAAP operating loss was $5 million, a $34 million improvement compared to the prior-year quarter’s non-GAAP operating loss of $39 million. GAAP operating loss improved less than non-GAAP operating loss due to the inclusion of increased amortization expenses for the H-3C acquisition which are included in GAAP results.
Net Loss and EPS — GAAP basis

[1]	The non-GAAP operating loss measure used by the company excludes restructuring, amortization, in-process research and development, stock-based compensation expense and, if applicable in the relevant period, unusual items. The required reconciliations and other disclosures are set forth later in this press release in Table D and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

     The first quarter fiscal 2007 net loss was $14 million, or $0.04 per share, including restructuring, amortization and stock-based compensation expense of $15 million, or $0.04 per share. In the same period of the prior year, the net loss was $42 million, or $0.11 per share, including restructuring, amortization and stock based compensation expense of $8 million, or $0.02 per share2.
Cash and Short-Term Securities
     3Com ended the quarter with $916 million in cash, cash equivalents and short-term investments, including the consolidated cash, cash equivalents and short-term investments of H-3C, which totaled $197 million. The net increase of $52 million from the balance at the end of the previous quarter is due in large part to the sale of certain non-core assets.
     “I am pleased with our overall consolidated results for the quarter, particularly the growth of H-3C and the continued improvements in our expense control for our SCN segment,” commented Edgar Masri, 3Com’s President and Chief Executive Officer. “Our consolidated results for our North America, EMEA and Asia Pacific regions grew sequentially and our networking, security, voice and services businesses all grew year-over-year. We now must bring a level of consistency to all areas of our business so each group increases sales and profitability.”
Conference Call
     Management will host a conference call and webcast at 5 p.m. EDT today to discuss quarterly highlights, historical financial results and expectations of future performance. To participate on the call, U.S. and international parties may dial (913) 981-4902. Alternatively, interested parties may listen to the live broadcast of the call over the Internet at 3Com’s Investor Relations Web site (www.3com.com/IR) in the Earnings webcast section.

[2]	Our results for periods prior to the current period, in which we adopted FAS 123 (R), included stock based compensation expense primarily related to restricted stock amortization and stock-based compensation costs associated with acquisitions.

Safe Harbor
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our goal to increase sales and profitability. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to return to profitability in light of significant historical net losses; our focus on enterprise networking and fluctuating results based on conditions in that market; our ability to respond effectively to increased competition; our ability to compensate for lower sales or cash outlays with cost reductions sufficient to generate positive net income or cash flow; the consequences of expense reduction; our dependence on our joint venture in China (H-3C); H-3C’s success; economic, political and social events in China; H-3C’s dependence on Huawei; our ability to evolve our financial and managerial control and systems; our ability to consummate and finance a transaction with Huawei to purchase additional interest in H-3C; the consequences of Huawei winning the bidding process, if commenced; our ability to identify and respond to market trends; our ability to hire and retain qualified personnel; our ability to use strategic alliances; the success of our outsourcing strategy; the market acceptance of our products and the inclusion of our technology in industry standards; our reliance on a small number of resellers; distributors reducing inventories of our products; our ability to successfully develop relationships with system integrators, service providers and enterprise VARs; Huawei’s minority rights in our H-3C venture; competition with Huawei; the success of acquisitions; our ability to manage our supply chain; the ability of our manufacturing outsourcing strategy to meet cost, quality and performance standards; China’s reforms and changing economic environment; uncertainty with respect to China’s legal system; possible reduction in Chinese tax benefits; restrictions on H-3C paying dividends; our ability to maintain effective internal controls that include H-3C; currency rate fluctuations; intellectual property rights, enforcement and defense; stock price volatility; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended June 2, 2006.
3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.
References to the financial information included in this press release and the related conference call reflect rounded numbers and should be considered approximate values.
About 3Com Corporation
3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also is the majority owner of Huawei-3Com Co., Ltd. (H-3C), a China-based joint venture formed by 3Com and Huawei in November 2003. H-3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

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Copyright © 2006 3Com Corporation. 3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

3Com Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
TABLE A

	Three Months Ended
	September 1,	June 2,	September 2,
	2006	2006	2005
Sales	$300,144	$255,276	$177,636
Cost of sales	163,715	143,999	107,570

Gross profit	136,429	111,277	70,066

Operating expenses:
Sales and marketing	77,122	69,860	70,118
Research and development	47,793	32,373	21,197
General and administrative	20,276	16,571	18,213
Amortization of intangibles	12,181	9,317	3,862
In-process research and development	—	650	—
Restructuring charges	(75)	3,426	3,361

Total operating expenses	157,297	132,197	116,751

Operating loss	(20,868)	(20,920)	(46,685)

Gain (loss) on investments, net	2,292	1,063	(414)
Interest and other income, net	14,808	17,621	5,989

Loss from operations before income taxes, equity interest in unconsolidated Huawei - 3Com joint venture, and minority interest of consolidated joint venture	(3,768)	(2,236)	(41,110)

Income tax provision	(1,358)	(5,115)	(915)
Equity interest of 3Com in the income (loss) of unconsolidated Huawei - 3Com joint venture (1)	—	3,251	(16)
Minority Interest of Huawei in the income of consolidated Huawei - 3Com joint venture (2)	(8,942)	(11,074)	—

Net loss	$(14,068)	$(15,174)	$(42,041)

Basic and diluted net loss per share:	$(0.04)	$(0.04)	$(0.11)

Shares used in computing basic and diluted per share amounts	391,885	390,245	383,760
(1) Represents 3Com’s interest in the Huawei-3Com joint venture for the period on and prior to February 1, 2006

(2) Represents Huawei’s interest in the Huawei-3Com joint venture for the period subsequent to February 1, 2006

3Com Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
TABLE B

	September 1,	June 2,
	2006	2006
ASSETS

Current assets:
Cash and cash equivalent	$554,169	$501,097
Short-term investments	361,490	363,250
Notes Receivable	50,935	63,224
Accounts receivable, net	120,848	115,120
Inventories, net	171,366	148,819
Other current assets	56,970	57,835

Total current assets	1,315,778	1,249,345

Property & equipment, net	80,309	89,109
Other assets	28,929	56,803
Goodwill	354,259	354,259
Intangibles, net	99,614	111,845

Total assets	$1,878,889	$1,861,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$148,326	$153,245
Accrued liabilities and other	338,342	318,036

Total current liabilities	486,668	471,281

Deferred revenue and long-term obligations	13,299	13,788
Minority Interest of Huawei (a)	182,872	173,930
Stockholders’ equity	1,196,050	1,202,362

Total liabilities and stockholders’ equity	$1,878,889	$1,861,361

(a)	Represents Huawei’s 49 percent ownership in the H-3C joint-venture

Additional Financial Data
(in thousands)
(unaudited)
TABLE C
Sales by Geography (a)

	Three Months Ended
	September 1,	June 2,	September 2,
	2006	2006	2005
North America	$58,423	$57,513	$68,624
Latin and South America	15,319	18,778	14,117
Europe, Middle East and Africa	69,534	67,485	74,908
Asia Pacific Rim	156,868	111,500	19,987

Total Sales	$300,144	$255,276	$177,636

[a] SCN segment sales are included in geographic categories based on the location of the end customer. H-3C segment sales included in the geographic categories are based upon the hub locations of OEM partners in the case of OEM sales and the location of end-customers in the case of direct customer sales
Sales by Product Category

	Three Months Ended
	September 1,	June 2,	September 2,
	2006	2006	2005
Networking	$244,033	$198,838	$127,054
Security	25,462	24,681	16,876
Voice	15,949	14,532	15,408
Services	8,351	8,757	7,835
Connectivity Products	6,349	8,468	10,463

Total Sales	$300,144	$255,276	$177,636

3Com Corporation
Reconciliation of Non-GAAP Operating Loss
(in thousands)
(unaudited)
TABLE D

	Three Months Ended
	September 1,	June 2,	September 2,
	2006	2006	2005
GAAP operating loss	$(20,868)	$(20,920)	$(46,685)
Restructuring	(75)	3,426	3,361
Amortization of intangible assets	12,181	9,317	3,862
Stock-based compensation expense [a]	3,287	1,686	635
In-process research and development [b]	—	650	—

Non-GAAP operating loss	$(5,475)	$(5,841)	$(38,827)

[a] Stock-based compensation expense is included in the following cost and expense categories by period (dollars in millions):
Cost of sales	$0.3	$—	$—
Sales and marketing	1.2	0.3	0.1
Research and development	1.2	1.1	—
General and administrative	0.6	0.3	0.5
[b] This charge is the recognition of the estimated value of in-process R&D recognized from the H-3C 2 percent majority ownership acquisition

3Com Corporation
Segment Reporting
(in thousands)
(unaudited)
TABLE E

	Operating Segments
	SCN		H-3C		Eliminations
				For the Period
	Three Months Ended	Three Months Ended	Three Months Ended	February 2, 2006 -	Three Months Ended		Three Months Ended
	September 1, 2006	June 2, 2006	June 30, 2006	March 31, 2006	September 1, 2006		June 2, 2006
Revenue	$155,823	$165,808	$169,968	$108,290	$(25,647	)(1)	$(18,822	)(1)
Gross profit	56,345	59,840	80,084	51,437
Total sales and marketing, research and development, and general and administrative expenses	85,403	88,601	59,788	30,203
Other operating expenses (2)	3,516	7,016	8,590	6,377
Operating income (loss)	(32,574)	(35,777)	11,706	14,857
Net income (loss)	(23,375)	(28,919)	18,249	21,568	(8,942	)(3)	(7,823	)(3)
(1) Represents eliminations for inter-company revenue during the respective periods

(2) Represents restructuring and amortization in all periods presented plus in-process research and development included in the H-3C operating segment of $650 thousand in the two month period presented

(3) Represents minority interest of Huawei in the income of H-3C for April, May and June of 2006 for the period ended September 1, 2006 and February and March 2006 for the period ended June 2, 2006